Exhibit 1

Oi S.A. – In Judicial Reorganization

CNPJ No. 76.535.764/0001-43

NIRE No. 33.30029520-8

PUBLICLY-HELD COMPANY

MINUTES OF THE EXTRAORDINARY GENERAL MEETING

The minutes of the Extraordinary General Meeting of Oi S.A. – In Judicial Reorganization held on September 17, 2018, written up summarily, in accordance with paragraph 1 of article 20 of the Bylaws:

1.            DATE, TIME AND PLACE: September 17th, 2018, at 11 am, at the headquarter of Oi S.A. – In Judicial Reorganization (“Company”), located at Rua do Lavradio No. 71, Center, in the City and State of Rio de Janeiro.

2.            AGENDA: (i) Ratify the election of the Consensual Sheet appointed by the Company’s management for the composition of the New Board of Directors, pursuant to Clause 9.3 and sub-clauses of the Company’s Judicial Reorganization Plan: (i.1) Election of one of the members of the Consensual Sheet to hold the position of Chairman of the Board of Director, in accordance with article 24 of the Bylaws; (ii) To approve the amendment to the head of article 5 of the Bylaws, in view of the partial homologation of the Capital Increase – Capitalization of Credits by the Board of Directors on July 20, 2018, in accordance with Clause 4.3.3.5 of the Company’s Judicial Reorganization Plan; (iii) To approve the proposed amendment of the Company’s authorized capital limit with the resulting amendment to article 6 of the Bylaws; (iv) To approve the proposal to include a new article in the chapter of Final and Transitory Provisions of the Bylaws in order to adapt the Bylaws to the provisions set forth in the Company’s Judicial Reorganization Plan with respect to the new composition of the New Board of Directors; and (v) To approve the amendment of the Bylaws, as amended by the Management Proposal, such as: (a) the extinction of the position of alternate members of the Board of Directors; (b) modify certain rules for the election of the Chairman and the Vice-Chairman of the Board of Directors; (c) modify certain rules of impediment or temporary absence of the Chairman of the Board of Directors; (d) modify certain powers of the Board of Directors; (e) modify the rules for the creation of Advisory Committees by the Board of Directors; and (f) modify the rules related to the disposal of control of the Company, cancellation of registration as a publicly-held company and delisting from the special listing segments of the B3 S.A. – Brasil, Bolsa, Balcão (“B3”).

3.            CALL NOTICE: Call made pursuant to article 124 of Law 6,404/76, (i) by means of a Call Notice published in the “Diário Oficial do Estado do Rio de Janeiro” in the editions of August 2, 3, and 6, 2018 and in “Valor Econômico” in the editions of August 2, 3, 4, 5 and 6, 2018, and (ii) by means of a Call Noticed published in the “Diário Oficial do Estado do Rio de Janeiro, in the editions of August 16, 17 and 20 of 2018, and in “Valor Econômico”, in the editions of August 16,17, 18, 19 and 20 of 2018.

3.1. All documents and information related to the Agenda were disclosed to shareholders on August 02, 2018 and on August 16, 2018, pursuant to CVM Instruction No. 481/09 (“CVM Instruction 481”).

4.         ATTENDANCE: Shareholders representing 76.23% of the voting capital stock of the Company will participate in the Meeting in person at the Company’s headquarters or exercise their right to distance voting, pursuant to article 121, sole paragraph of the Brazilian Law of Corporations and CVM Instruction 481, as evidenced (i) by the signatures in the “Book of Attendance of Shareholders” and (ii) by valid ballot papers, received through the B3 Central Depository, by the depository bank or directly by the Company, pursuant to CVM Instruction 481, according to the synthetic map disclosed by the Company on September 14, 2018. Also present were Mrs. José Mauro Mettrau Carneiro da Cunha, Chairman of the Company's Board of Directors; Eurico de Jesus Teles Neto, Chief and Legal Officer; Carlos Augusto Machado Pereira de Almeida Brandão, Director of Finance and Investor Relations; José Cláudio Moreira Gonçalves, Director of Operations with no specific designation; Bernardo Kos Winik, Commercial Director with no specific designation; Mr. Eleazar de Carvalho Filho, member of the Board of Directors. Also present at the meeting were Mr. Marcelo Lucena and Mrs. Luciana Baldez servants of the National Telecommunications Agency - ANATEL, and Mr. Dario Vieira de Lima, representing BDO Brasil.

5.         BOARD: Once the legal quorum was verified, and in accordance with the provisions set forth in article 16 of the Company’s bylaws, the Assembly was opened by Mr. José Mauro Mettrau Carneiro da Cunha, who was invested, and indicated as secretaries were Mrs. Luiz Antonio de Sampaio Campos (as first secretary), and Mr. Rafael Padilha Calábria (as second secretary).

6.         RESOLUTIONS: After the reading of the consolidated synthetic vote map, including the votes cast through distance voting ballots, considering the most recent shareholdings included in the Company’s book, which was available for consultation by the attending shareholders, pursuant to paragraph 4 of Article 21-W of CVM Instruction 481, the Chairman clarified that the preferred shares shall bear voting rights on the matters to be resolved by the Meeting, pursuant to Paragraph 3, of Article 13 of the Company’s Bylaws and Paragraph 1 of Article 111 of the Brazilian Law of Corporations. The president registered that, on March 7, 2018, the 7th Corporate Court of the Capital District of the State of Rio de Janeiro, in the Judicial Reorganization Lawsuit of Oi S.A. – in Judicial Reorganization (“Oi” or “Company”) (process No. 0203711-65.2016.8.19.0001), whereby the political rights of shareholders subscribers of the Shareholders’ General Meeting held on February 7, 2018, were suspended, with the exception of those who abstained from voting. In a recent decision issued in the same 7th Corporate Court of the Capital District of the State of Rio de Janeiro, dated as of September 10, 2018, the judicial decision was expressly maintained, being determined that the suspension of the political rights of the aforementioned shareholders held until the Capital Increase – New Resources set forth in Clause 6 of the Company’s Judicial Reorganization Plan. In addition, it was registered that none of the shareholders bound to the judicial decision attended to this Meeting. It was informed that, pursuant to paragraph 1 of article 20 of the Bylaws, the minutes will be drawn up in the form of a summary of the facts, including dissents and protests, and will contain only the transcription of the deliberations taken, observing the conditions indicated in items “a” and “b” of paragraph 1 of article 130 of the Law 6,404/76. Those attending the Meeting unanimously waived the reading of the matters of the Agenda of this Meeting and related documents.

This page is an integral part of the Minutes of the Extraordinary General Meeting of Oi S.A. – In Judicial Reorganization, held on September 17, 2018, at 11:00 a.m.

6.1.         Regarding item (i) of the Agenda, it was approved, in conformity with the Management Proposal and with the Judicial Reorganization Plan, by a majority, with 1,214,273,827 votes in favor representing 99.99% of the valid votes, with 69,334 votes recorded against and the abstention by holders of 543,725,534 shares, the ratification of the Consensual Sheet’s election indicated by the Company’s management to compose the New Board of Directors for a tenure of two (2) years, in accordance with clause 9.3 and sub-clauses of the Company’s Judicial Reorganization Plan, which will be composed of the following members: (i) Eleazar de Carvalho Filho, Brazilian, married, economist, bearer of the identity card RG No. 11,620,489, issued by SSP/SP, enrolled in the individual taxpayers’ registry CPF/MF under No. 382.478.107-78, with commercial address at Joaquim Floriano Street, 1,120, Cj. 61, City and State of São Paulo; (ii) Henrique José Fernandes Luz, Brazilian, married, accountant, bearer of the identity card RG No. 29356625-2, issued by SSO/SP enrolled in the individual taxpayers’ registry CPF/MF under No. 343.629.917-00, with commercial address at Oagy Kalile Street, 260, Morumbi, City and State of São Paulo; (iii) José Mauro Mettrau Carneiro da Cunha, Brazilian, married, engineer, bearer of the identity card RG No. 02549734-8, issued by the IFP/RJ, enrolled in the individual taxpayers’ registry CPF/MF under No. 299.637.297-20, with commercial address at Praia de Botafogo, 300, 11th floor, Botafogo, City and State of Rio de Janeiro; (iv) Marcos Bastos Rocha, Brazilian, married, engineer, bearer of the identity card RG No. 05426807-3, issued by DIC/RJ, enrolled in the individual taxpayers’ registry CPF/MF under No. 801.239.967-9, with commercial address at General Garzon Street, 22, sl 2002-203, Jardim Botânico, City and State of Rio de Janeiro; (v) Marcos Duarte Santos, Brazilian, single, engineer, bearer of the identity card RG No. 08383583-5, enrolled in the individual taxpayers’ registry CPF/MF under No. 014.066.837-36, with commercial address at Ataulfo de Paiva Street, 204, 10th floor, Leblon, City and State of Rio de Janeiro; (vi) Marcos Grodetzky, Brazilian, divorced, economist, bearer of the identity card RG No. 3,474,360, issued by IFP/RJ, enrolled in the individual taxpayers’ registry CPF/MF under No. 425.552.057-72, with commercial address at Rua Alemanha, 732, Jardim Europa, City and State of São Paulo; (vii) Maria Helena dos Santos Fernandes de Santana, Brazilian, married, economist, bearer of the identity card RG No. 6.578.061-9, issued by SSP/SP, enrolled in the individual taxpayers’ registry CPF/MF under No. 036.221.618-50, resident and domiciled in 52 Canary View, 23, Dowells Street – SE10 9DY, London, United Kingdom; (viii) Paulino do Rego Barros Jr, Brazilian with American citizenship, divorced, engineer, bearer of the Passport No. YB698381, enrolled in the individual taxpayers’ registry CPF/MF under No. 995.054.798-91, with commercial address at 1550 Peachtree St. NW, Atlanta, GA, United States of America; (ix) Ricardo Reisen de Pinho, Brazilian, married, engineer, bearer of the identity card RG No. 04696183-5, issued by IFP/RJ enrolled in the individual taxpayers’ registry CPF/MF under No. 855.027.907-20, with commercial address at Prof. Frederico Herman Jr. Avenue, 199, Ap 121, Bloco A, Alto de Pinheiros, City and State of São Paulo; (x) Rodrigo Modesto de Abreu, Brazilian, married, engineer, bearer of the identity card RG No. 12.754-381, issued by SSP/SP, enrolled in the individual taxpayers’ registry CPF/MF under No. 116.437.828-78, with commercial address at Araguaia Street, 2,104, 8th floor, Alphaville – City of Barueri, State of São Paulo; and (xi) Wallim Cruz de Vasconcellos Junior, Brazilian, married, economist, bearer of the identity card RG No. 290777, issued by the Navy Ministry, enrolled in the individual taxpayers’ registry CPF/MF under No. 544.718.267-00, resident and domiciled at Visconde de Itaúna Street, No. 116, Jardim Botânico, City and State of Rio de Janeiro. It was declared that the Board members elected do not incur in the prohibitions contained in article 147 of Law 6,404/76, which prevent them from performing the position for which they were elected. It was also clarified that Anatel already gave its consent for the Members of the Board to execute its functions for which they were indicated with the validity of the indication therefore resting upon the execution of the respective Terms of Investiture and the conditions set forth in Anatel’s decision. In addition, the receipt of the curriculum of the members of the Board, herein dully ratified, and other applicable documents was registered. The members of the Board elected hereby are characterized as Independent Directors under the definition set forth in the Company’s Bylaws.

This page is an integral part of the Minutes of the Extraordinary General Meeting of Oi S.A. – In Judicial Reorganization, held on September 17, 2018, at 11:00 a.m.

6.1.1.     Regarding item (i.1) of the Agenda, the Shareholders elected, among the names herein duly ratified in the Assembly for the New Board of Directors, by a majority, with 1,156,836,552 favorable votes, Mr. Eleazar de Carvalho Filho, as the President of the Board of Directors.

6.2.         Regarding item (ii) of the Agenda and, considering the partial homologation of the Capital Increase – Capitalization of Credits, by the Board of Directors, in the meeting held on July 20, 2018, in accordance with Clause 4.3.3.5 of the Company’s Judicial Reorganization Plan, it was approved, in conformity with the Management Proposal and with the Judicial Reorganization Plan, by a majority, with 1,151,034,004 votes in favor representing 99.99% of the valid votes, with 61,208 votes recorded against and the abstention by holders of 606,973,484 shares, the amendment to the head of article 5 of the Bylaws to reflect the Company’s increase of capital stock in the amount of ten billion, six hundred million, ninety seven thousand, two hundred twenty one reais (R$10,600,097,221.00), from twenty one billion, four hundred thirty eight million, three hundred seventy four million, one hundred fifty four reais (R$21,438,374,154.00) to thirty two billion, thirty eight million, four hundred seventy one thousand, three hundred seventy five reais (R$32,038,471,375.00), divided in two billion, one hundred eighty two million, three hundred thirty three thousand, two hundred sixty four (2,182,333,264) common shares and one hundred fifty seven million, seven hundred twenty seven thousand, two hundred forty one (157,727,241) preferred shares, nominative and with no par value. Therefore, article 5 shall come into force as follows:

This page is an integral part of the Minutes of the Extraordinary General Meeting of Oi S.A. – In Judicial Reorganization, held on September 17, 2018, at 11:00 a.m.

“Article 5 – The fully subscribed and paid-in capital is thirty-two billion, thirty-eight million, four hundred seventy-one thousand, three hundred seventy-five reais (32,038,471,375.00), represented by two billion, three hundred forty million, sixty thousand, five hundred five (2,340,060,505) shares, being two billion, one hundred eighty-two million, three hundred thirty-three thousand, two hundred sixty-four (2,182,333,264) common shares and one hundred fifty-seven million, seven hundred twenty-seven thousand, two hundred forty-one (157,727,241) preferred shares, all nominative and without par value.”

6.3       Regarding item (iii) of the Agenda, it was approved, in conformity with the Management Proposal and with the Judicial Reorganization Plan, by a majority, with 1,151,036,655 votes in favor, representing 99.99% of the valid votes, with 59,412 votes recorded against and the abstention by holders of 606,972,628 shares, the increase in the authorized capital limit set forth in article 6 of the Company’s Bylaws, from thirty four billion, thirty eight million, seven hundred one thousand, seven hundred forty one point forty nine reais (R$34,038,701,741.49) to thirty eight billion, thirty eight million, seven hundred one thousand, seven hundred forty one point forty nine reais (R$38,038,701,741.49). By virtue of the resolutions herein approved, article 6 shall come into force as follows:

“Article 6 – The Company is authorized to increase the capital stock, by resolution of the Board of Directors, in common shares, until the value of its capital stock reaches thirty- eight billion, thirty eight million, seven hundred one thousand, seven hundred forty one point forty nine reais (38,038,701.741.49), observing that the Company will no longer be able to issue preferred shares in capital increases by public or private subscription.”

6.4  Regarding item (iv) of the Agenda, the inclusion of a new article in the Bylaw’s Final and Transitional Provisions to reflect the provision set forth in Clause 9.3.1 of the Company’s Judicial Reorganization Plan, which sets forth that the Consensual Sheet to the New Board of Directors will be formed solely by independent directors was approved, in conformity with the Management Proposal and with the Judicial Reorganization Plan, by a majority, with 1,217,845,831 votes in favor, representing 99,99% of the valid votes, with 65,308 votes recorded against and the abstention by holders of 540,157,556 shares. Thus, the aforementioned provision shall come into force as follows:

“Article 64 – Exceptionally, notwithstanding the provisions of Article 24 of this Bylaws, the New Board of Directors, elected in accordance with Clause 9.3 of the Company’s Judicial Reorganization Plan approved at the Creditors’ General Meeting held on December 19 and 20, 2017 and approved by the 7th Corporate Court of the Capital of the Rio de Janeiro State, by decision rendered on January 8, 2018 and published on February 5, 2018 (“Plan”), shall be composed entirely of Independent Directors, pursuant to Clause 9.3.1. of the Plan”.

6.5  Regarding item (v) of the Agenda, the ample reform of the Bylaws was approved in conformity with the Management Proposal and with the Judicial Reorganization Plan, by a majority, with 1,217,835,781 votes in favor, representing 99,99% of the valid votes, with 76,551 votes recorded against and the abstention by holders of 540,156,403 shares. The ample reform of the Bylaws includes, among other changes, (a) the extinction of the positions of alternate members of the Board of Directors; (b) modification of certain rules for the election of the Chairman and Vice-Chairman of the Board of Directors; (c) modification of certain rules of impediment or temporary absence of the Chairman of the Board of Directors; (d) modification of certain powers of the Board of Directors; (e) modification of the rules regarding the creation of Advisory Committees by the Board of Directors; and (f) modification of the rules related to the disposal of control of the Company, cancellation of registration as a publicly-held company, or delisting from special segments of B3. It was recorded that the proposed amendments were previously submitted to shareholders at the convening of this Meeting and that the Bylaws will be available on the Investor Relations webpage of the Company (www.oi.com.br/ri), as well as on the Company’s website of Securities (www.cvm.gov.br) and B3 (www.b3.com.br), for examination by the Shareholders.

This page is an integral part of the Minutes of the Extraordinary General Meeting of Oi S.A. – In Judicial Reorganization, held on September 17, 2018, at 11:00 a.m.

7              Votes Against and Abstentions: Votes against and abstentions were registered and submitted to the Presiding Board will remain filed with the Company.

At the end, Mr. José Mauro Mettrau Carneiro da Cunha expressed himself as follows: “I speak not only as a former President of the Board of Directors of OI from now on, but mainly as a member of this New Board of Directors ratified also today by the majority of the Company’s shareholders. I would like to thank and recognize the work and the dedication of OI’s officers on a moment of great adversity. Facing one of the biggest judicial reorganizations in history, with great restriction of resources and investments and under a negative macroeconomic scenario for the country, OI’s managers stabilized the Company operationally, equalized its balance sheet, changed the level of corporate governance, made significant progress in quality during this period and prepared the Company for a new investment cycle. With the results that have been presented, I am sure that the Company is entering into a new favorable direction for development. I thank everyone, and in particular the President of OI, Eurico Teles, who is leading this team and maintaining the commitment of the collaborators of the Company. I wish success to my successor, Eleazar de Carvalho Filho and we will walk together in this Project”.

8              CLOSING: With nothing further to discuss, the meeting was adjourned for the drawing up of these minutes. Once read, the minutes were approved by the shareholders representing the required quorum for approval of the above resolutions. Signed by: José Mauro Mettrau Carneiro da Cunha – Chairman of the Meeting; Luiz Antonio de Sampaio Campos – Secretary of the Meeting; Rafael Padilha Calábria – Second Secretary of the Meeting; Shareholders:  THE BANK OF NEW YORK ADR DEPARTMENT (represented by Ricardo Jose Martins Gimenez); FUNDAÇÃO ATLANTICO DE SEGURIDADE SOCIAL (represented by Fernando Antonio Pimentel de Melo); PAULA AREND LAIER (represented by Rodrigo Viga Gaier); MIRIAM DENISE SILVA DE AQUINO; LUIZ ANTONIO DE SAMPAIO CAMPOS; RAFAEL PADILHA CALÁBRIA; FELIPE GUIMARÃES ROSA BON; CLARISSE MELLO MACHADO SCHLIECKMANN; GABRIEL RAMALHO MEDEIROS; JULIA CARNIEL ROSA; GUIDO FEROLLA; JOSÉ ROBERTO DE ALBUQUERQUE SAMPAIO; NELIO ROBERTO SEIDI MACHADO; PAULO DE MORAES PENALVA SANTOS; FLAVIA JOCHEM RIBEIRO CALAZANS BARONI; MICHELE NOVAIS FREITAS; ANTONIO REINALDO RABELLO FILHO; GIULIANO COLOMBO; PAULO CALIL FRANCO PADIS; FERNANDO SANTIAGO DOS SANTOS ZORZO; RENATA DE CARVALHO BATISTA; RODRIGO BERNDT CARRO; MARCELO MOLLICA JOURDAN; MARIA CRISTINA MONOLI CESCON; VICTOR GUITA CAMPINHO; JOSÉ AUGUSTO DA GAMA FIGUEIRA; Shareholders that exercise their vote on a distance: LEGAL AND GENERAL ASSURANCE PENSIONS MNG LTD; PARAMETRIC TAX-MANAGED EMERGING MARKETS FUND; THE MONETARY AUTHORITY OF SINGAPORE; FORD MOTOR CO DEFINED BENEF MASTER TRUST;FORD MOTOR COMPANY OF CANADA, L PENSION TRUST; ALASKA PERMANENT FUND; THE BOEING COMPANY EMPLOYEE SAVINGS PLANS MASTER T; SPDR SP EMERGING MARKETS SMALL CAP ETF; MARKET VECTORS BRAZIL SMALL-CAP ETF; CORNERSTONE ADVISORS GLOBAL PUBLIC EQUITY FUND; FIDELITY RUTLAND SQUARE TRUST II: STRATEGIC A E M; ADVANCED SERIES TRUST - AST GOLDMAN SACHS MULTI-AS; LVS II LLC; AQUILA EMERGING MARKETS FUND; PIMCO TACTICAL OPPORTUNITIES MASTER FUND LTD.; AXA IM GLOBAL EMERGING MARKETS SMALL CAP FUND, LLC; SYMMETRY EAFE EQUITY FUND; PEWTER IBIS, L.L.C.; GOLDENTREE ASSET MANAGEMENT LUX S.A.R.L.; FINTECH INVESTMENTS LTD.; CCL Q MARKET NEUTRAL FUND II; SILVER POINT LUXEMBOURG PLATFORM S.A.R.L..

This page is an integral part of the Minutes of the Extraordinary General Meeting of Oi S.A. – In Judicial Reorganization, held on September 17, 2018, at 11:00 a.m.

I hereby certify this to be the exact copy of the original extracted from the relevant book.

Rio de Janeiro, September 17, 2018.

Rafael Padilha Calábria

Second Secretary of the Presiding Board

This page is an integral part of the Minutes of the Extraordinary General Meeting of Oi S.A. – In Judicial Reorganization, held on September 17, 2018, at 11:00 a.m.